INVOLUNTARY TERMINATION POLICY

                                  AST OFFICERS

POLICY:

     AST provides a defined severance benefit for the involuntary termination of Corporate Officers.

PURPOSE:

     The main purpose of severance pay is to provide economic help to certain terminated employees while they seek other employment.

ELIGIBILITY:

    Officers will be eligible for this benefit at termination because of reduction in force, job elimination, insufficient aptitude (not attributable to willful cause), acceptance of company initiated early retirement program.
    Officers will not be eligible for severance because of voluntary resignation, termination due to gross misconduct, retirement, death, nor change of control which is covered under separate contracts.
    This policy may be superseded by a specific employment contract

BENEFITS:

    CEO/COO incumbents will receive 24 months salary continuance of current pay and allowances.
    Other officers will receive 6 months of salary/allowances continuance plus 1 additional month for each year of service up to a total maximum of 12 months.
    Benefit coverage will continue for the continuance period as long as required contributions are made.
    No vacation will accrue during the continuance period.
    The salary continuance period will not be considered for any bonus eligibility.
    Any options that vest during the continuance period may be exercised.
    All other programs (401K, options, annual bonus, quarterly bonus, etc.) will be governed by plan documents.
    Should new employment be started, benefits will be stopped in coordination with benefits start-up of new employer.


REVISED 9/2/94